Exhibit 99.1
Erie Indemnity Reports Third Quarter 2006 Results

Erie, Pa., November 1, 2006 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the third quarter 2006:

•	Net income was $52.8 million for the third quarter of 2006 compared to $53.0 million at September 30, 2005. Net income per share increased 7.9% to $0.82 per share, compared to $0.76 per share in the comparable quarter of 2005.

•	Net operating income per share (net income excluding net realized gains or losses on investments and related taxes) increased by 12.2% to $0.83 per share, from $0.74 per share, for the same period one year ago.

•	Management fee revenue increased 1.3% to $244.7 million, from $241.6 million for the same period one year ago. Gross margins from management operations decreased to 20.5% in the third quarter 2006 from 21.1% in the third quarter of 2005 due to less growth in management fee revenue.

•	GAAP combined ratios of the insurance underwriting operations improved to 89.2% for the quarter ended September 30, 2006 from 96.9% for the quarter ended September 30, 2005, driven largely by favorable development on prior accident year losses.

•	The policy retention ratio increased to 89.2% at September 30, 2006, compared to 88.4% one year ago.

•	Net revenue from investment operations for the quarter decreased 8.9% with the nine month trend decreasing 23.5% reflecting the use of capital to repurchase Company shares.

“We continued to see positive momentum in the quarter, based on unit growth of policies in force and an increased policy retention rate.  Overall, net operating income improved, we maintained a favorable underwriting result and non-commission expense growth is in line with our year-end projections,” said Jeffrey A. Ludrof, president and chief executive officer.  “While premium growth remains a challenge in the current soft market, I believe we are well positioned to continue to deliver positive operating results.”

Details of Third Quarter 2006 Results

Management operations
Management fee revenue increased 1.3% to $244.7 million for the quarter ended September 30, 2006. Direct written premiums of the Property and Casualty Group, upon which the management fee is based, decreased 4.2% in the third quarter of 2006 to $1.0 billion. The decline in direct written premiums of the Property and Casualty Group in 2006 reflects the impact of rate reductions and changes to risk characteristics of policyholders and coverages provided. The higher management fee rate in 2006 of 24.75%, compared to 23.75% in 2005, offset some of the decline in direct written premiums. The higher management fee rate in 2006 increased management fee revenue by $9.8 million, or $.10 per share-diluted, for the quarter ended September 30, 2006.

Other factors impacting direct written premiums of the Property and Casualty Group during the third quarter 2006 include:

•	Policies in force grew .3%, or 11,897 policies, to 3,793,455 at September 30, 2006 compared to growth of 1,332 policies in the third quarter of 2005.

•	The year-over-year policy retention rate for the Property and Casualty Group improved to 89.2% at September 30, 2006, compared to 89.0% at June 30, 2006, and 88.4% at September 30, 2005.

•	New policies in force increased 1.7% from September 30, 2005, levels while renewal policies in force increased slightly.

•	The year-over-year average premium per policy on new business in the third quarter of 2006 of $845 was 3.0% less than the $871 average in the third quarter of 2005.

•	The year-over-year average premium per policy on renewal business declined 4.2% to $1,033 in the third quarter of 2006

The Property and Casualty Group has been implementing rate reductions, which resulted in approximately a $32 million decrease in written premiums in the third quarter of 2006. Through the nine months ended September 30, 2006, rate reductions resulted in an $86 million decrease in written premiums, with an additional $33 million in rate reductions forecasted for the remainder of the year. The most significant rate reductions have been in the Group’s largest line of business, private passenger auto.

To stimulate growth of new policies, the Company implemented a new incentive program effective July 1, 2006. Agents now receive a $50 bonus for each new eligible private passenger auto policy issued through December 2007. Additionally, the Company continues to appoint new agencies, adding 27 during the third quarter of 2006. At the end of the third quarter, new agency appointments for 2006 totaled 98. The Company expects to meet its goal of 125 new agency appointments in 2006.

The cost of management operations grew by 2.9% to $200.5 million for the third quarter 2006, compared to $194.8 million a year ago. The largest component of cost of management operations are commissions to independent agents, which increased 3.0% during the third quarter of 2006 compared to the third quarter of 2005. Normal commissions decreased during the quarter, but were offset by higher agent bonus awards. Non-commission expense increased 2.8% in the quarter. Included in non-commission expense are personnel costs, which increased 1.3% in the third quarter of 2006. Higher average pay rates and increases in staffing levels contributed to increases in personnel costs that were offset by decreases in the expected payouts for the executive incentive plans. For the first nine months of 2006, non-commission expenses increased 7.9%. The Company expects to hold non-commission expenses to less than 9.0% for all of 2006.

Insurance underwriting operations

•	The GAAP combined ratio for the Company was 89.2% in the third quarter 2006 compared to 96.9% for the same period in 2005.

•	The Company’s insurance underwriting operations generated underwriting gains of $5.7 million and $1.7 million in the third quarter of 2006 and 2005, respectively.

•	Favorable development of prior accident year losses in addition to low catastrophe activity in the quarter contributed to these improved underwriting results.

The Company’s 5.5% share of the Property and Casualty Group’s development of prior accident year loss reserves, excluding salvage and subrogation recoveries, improved the GAAP combined ratio by 3.8 points in the third quarter of 2006 compared to adverse development in the third quarter of 2005 that contributed 5.0 points to this ratio. Development of prior accident year reserves in the third quarter of 2006, of which the Company’s share was $2.0 million, resulted from favorable claim severity development. The adverse development in the third quarter of 2005 resulted from the Property and Casualty Group recording additional reserves related to pre-1986 automobile catastrophe liability claims, of which the Company’s share was $2.6 million. These reserves were increased in 2005 to factor in updated trends with respect to ongoing attendant care costs for claimants.

During the third quarters 2006 and 2005, the Company’s share of catastrophe losses, as defined by the Property and Casualty Group, amounted to $0.9 million and $0.3 million, respectively, and contributed 1.6 points and 0.5 points to the GAAP combined ratio, respectively.

In the third quarter of 2005, the Property and Casualty Group reduced its reserves related to the September 11th 2001 event by $42 million, of which the Company’s share was $2.3 million. This reserve change triggered a $2.2 million reduction in recoveries during the third quarter of 2005 to the Company under the intercompany excess-of-loss reinsurance agreement for the 2001 accident year. The resulting net effect to the Company of this World Trade Center reserve activity was a $.1 million reduction to expense in the third quarter of 2005.

Investment operations
Net revenue from investment operations decreased 8.9 percent to $22.9 million from $25.1 million for the third quarters of 2006 and 2005, respectively.

Net realized losses on investments totaled $0.9 million compared to a net realized gain of $1.8 million in the prior year’s third quarter. Included in net realized losses on investments are impairment charges of $1.6 million and $0.9 million on fixed maturity and equity securities in the third quarter of 2006 and 2005, respectively. Net investment income decreased 17.2% in the third quarter of 2006. This was an expected result as the Company continues to use its capital to repurchase shares of its common stock under its stock repurchase program, which drives down funds available for reinvestment.

Private equity and mezzanine debt limited partnerships generated earnings of $6.7 million and $8.1 million for the quarters ended September 30, 2006 and 2005, respectively. Real estate limited partnerships generated earnings of $4.2 million in the third quarter of 2006, compared to losses of $0.1 million in the third quarter of 2005.

During the third quarter of 2006, the Company repurchased 328,862 shares of its outstanding Class A common stock in connection with its stock repurchase plan. The shares were purchased at a total cost of $16.5 million. At September 30, 2006, the Company had about $130 million in outstanding repurchase authority under this program through December 31, 2009.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.